Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE  -  FOR IMMEDIATE RELEASE......

1ST CONSTITUTION BANCORP
ANNOUNCES RECORD DATE FOR RIGHTS OFFERING TO EXISTING SHAREHOLDERS

Cranbury NJ – August 24, 2012....... 1ST Constitution Bancorp (Nasdaq: FCCY), parent company of 1ST Constitution Bank, announced today that a record date of the close of business on September 5, 2012 has been set for its planned rights offering to existing shareholders (the “Rights Offering”). On August 16, 2012, the Company filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) with respect to the Rights Offering (the “Registration Statement”).  Subject to the Registration Statement being declared effective by the SEC, the Rights Offering will be made through the distribution of non-transferable subscription rights to purchase shares of the Company’s common stock at a subscription price at a ratio to be determined. The Company intends to distribute the rights and commence the offering promptly after the record date.

The information in the Registration Statement is not complete and may be changed.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About the Company

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operate fourteen branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor, and Princeton, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.